CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120596, Registration Statement No. 333-115711, Registration Statement No.
333-115710, Registration Statement No. 333-105633, and Registration Statement No. 333-105631 on Forms S-8 of Synergy Financial Group, Inc. of our reports dated March 13, 2007 with respect to the consolidated financial statements of Synergy Financial Group, Inc. and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Synergy Financial Group, Inc. for the year ended December 31, 2006.


                                              /s/Crowe Chizek and Company LLC

                                              Crowe Chizek and Company LLC
Livingston, New Jersey
March 13, 2007